EXHIBIT 99.1

[LETTERHEAD OF K2 INC.]

NEWS RELEASE

Contacts:	Dudley W. Mendenhall K2 Inc. Sr. Vice President—Finance 760.494.1000 Cecilia Wilkinson/Angie Yang PondelWilkinson MS&L Corporate and Investor Relations 323.866.6060

K2 INC. ANNOUNCES PLACEMENT OF CONVERTIBLE SENIOR NOTES

Carlsbad, California – June 5, 2003 – K2 Inc. (NYSE:KTO) today announced that the company has entered into an agreement, subject to customary conditions, to privately place $75 million principal amount of 5% convertible senior notes due June 2010. The senior, unsecured notes will be convertible into approximately 5.7 million shares of K2 common stock at a conversion price of $13.14 per share. The placement of the notes is expected to close on June 10, 2003.

K2 intends to use the net proceeds to repay debt under its $205 million revolving credit facility, which will increase the company’s borrowing availability under this credit facility, and for general corporate purposes.

The convertible notes will be offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933. The notes will not be registered under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from, agreed to or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This news release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there by any sale of the convertible notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a primary focus on sporting goods and other recreational products as well as certain niche industrial products. K2’s portfolio of leading brands includes Rawlings, Shakespeare, Pflueger, Stearns, K2, Ride, Olin and Morrow. K2’s diversified mix of products is used primarily in team and individual sports activities such as baseball, fishing, watersports activities, alpine skiing, snowboarding, in-line skating and mountain biking. Among K2’s other

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recreational products are Dana Design backpacks, Planet Earth apparel, Adio skateboard shoes, Rawlings team sports apparel and Hilton corporate casuals. K2 also manufacturers and markets Shakespeare extruded monofilaments and marine antennas.

Safe Harbor Statement

This news release includes forward-looking statements. K2 cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to K2’s ability to successfully execute its acquisition plans and growth strategy, integration of its recent merger with Rawlings Sporting Goods Company, Inc., weather conditions, consumer spending, continued success of manufacturing in China, global economic conditions, product demand, financial market performance, and other risks described in the company’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and current reports on Form 8-K, each as filed with the Securities and Exchange Commission. The company cautions that the foregoing list of important factors is not exclusive, any forward-looking statements included in this news release is made as of the date of this news release, and the company does not undertake to update any forward-looking statement.

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